INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements No. 33-19511, No. 33-38019, No. 33-19510, No. 33-63739, No. 33-67121,
No. 333-12737 and No. 333-74682 of II-VI Incorporated on Form S-8 of our report dated September 13, 2002 (September 25, 2002 as to Note M), which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for goodwill amortization in fiscal 2002, appearing in this Annual Report on Form 10-K of II-VI Incorporated and subsidiaries for the year ended June 30, 2002.


/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania
September 27, 2002